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                                                                       EXHIBIT 8
                              BOSE McKINNEY & EVANS
                          135 North Pennsylvania Street
                                   Suite 2700
                           Indianapolis, Indiana 46204



May 6, 1998

Emmis Broadcasting Corporation
950 North Meridian Street, Suite 1200
Indianapolis, Indiana  46204

Gentlemen:

     We are acting as counsel to Emmis Broadcasting Corporaiton, an Indiana corporation (the "Company"), in connection with the registration by the Company of approximately 4,625,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to be sold by the Company (plus an underwriters' overallotment option equal to approximately 750,000 shares of Class A Common Stock) and additional Class A Common Stock to be sold by one or more shareholders. The Class A Common Stock is the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended. In connection therewith, you have requested our opinion with respect to certain United States Federal income tax matters matters discussed in the Prospectus which is contained in the Registration Statement (the "Prospectus"). All capitalized terms used herein have their respective meanings as set forth in the Registration Statement unless otherwise stated.

     In rendering the opinions stated below, we have examined and relied, with your consent, upon the Registration Statement and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter. We have further assumed the accuracy of the statements and descriptions of the Company's intended activities as described in the Registration Statement and the reports incorporated therein by reference.



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Emmis Broadcasting Corporation
May 6, 1998
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     Based upon and subject to the foregoing, we are of the
opinion that the tax consequences to non-U.S. holders of Class a Common Stock under the Code will be consistent with the discussion contained in the section entitled "Certain U.S.
Federal Income Tax Considerations For Non-U.S. Holders of Class A Common Stock" in the Registration Statement.

     The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except that set forth above. We consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

BOSE McKINNEY & EVANS